Exhibit 99.1

Amedica Corporation Reports Second Quarter 2016 Financial Results

Year-to-date Operational Cash Burn Improved by 55% Year-Over-Year

SALT LAKE CITY, August 11, 2016 — Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced financial results for the second quarter ended June 30, 2016.

Recent Company Highlights

●	Decreased year-to-date operational cash burn by 55%

●	Completed $12.7 million public offering and reduced total debt principal balance to $10 million

●	Submitted response to FDA in support of its application seeking clearance to commercialize its composite cervical interbody fusion device

●	Featured unique silicon nitride attributes in several leading industry events and publications

●	Signed an additional joint development agreement with an implant designer and distributor of dental technologies

“Despite the decrease in commercial sales this quarter, we are confident with our commercial sales strategy targeted at adding new surgeons and distributors and expanding our sales into new territories,” said Dr. Sonny Bal, Chairman and Chief Executive Officer. “We expect that the solid foundation of scientific and clinical data that we have now built will also help expand spine sales and further strengthen our balance sheet.”

“In the product pipeline, we have added a new OEM partner with whom we’re exploring the application of our silicon nitride ceramic for use in dental implants; this announcement comes after recent evidence that silicon nitride is effective against bacteria that cause gingivitis. We believe that our silicon nitride ceramic is the best-characterized biomaterial available and offers a compelling set of advantages for a variety of medical applications. Even as we explore mid-term opportunities with external partners, we will remain focused on driving our commercial sales,” added Dr. Bal.

Second Quarter 2016 Financial Results

Total product revenue was $4.0 million in the second quarter of 2016 as compared to $4.8 million in the same period of 2015, a decrease of $0.8 million, or 16%. This decrease was due to lower private label sales during the quarter and weaker than expected commercial sales in a key geographic region during the implementation of the Company’s commercial sales expansion strategy. We expect that our commercial sales expansion strategy will be substantially completed during the third quarter with benefits expected to be realized during the fourth quarter of 2016 and into 2017. The decrease in revenue for the second quarter 2016 was also attributable, in part, to continued market pricing pressure and hospital vendor consolidation.

Cost of revenue decreased $0.3 million, or 25%, as compared to the same period in 2015. The decrease in cost of revenue was primarily due to the decline in product sales. Excluding the impact of excess or obsolete inventory for both periods, second quarter 2016 gross margins ended at 83% of total sales, as compared to 78% during the prior year period. The increase in gross margins as a percentage of sales is primarily attributable to lower private label sales, which have lower gross margins, and to a lesser extent, the impact of the medical device excise tax moratorium.

Operating expenses decreased $0.5 million, or 8%, as compared to the same period in 2015. This decline in operating expenses is primarily due to a decrease of $0.3 million in commissions as a result of decreased sales and a $0.2 million decrease in personnel related expenses.

Net loss for the second quarter 2016 was $5.1 million, compared to a net loss of $5.9 million in the prior-year period. The reduction in net loss was primarily the result of improved gross profit and decreases in operating costs and other expenses during the quarter.

Adjusted EBITDA, which is defined as earnings before deductions for interest, taxes, depreciation, amortization, non-cash stock compensation expense, change in fair value of derivative liabilities, offering costs, loss on extinguishment of derivative liabilities and loss on extinguishment of debt for the second quarter 2016 was a loss of $1.9 million, compared to a loss of $2.0 million for the second quarter 2015.

Cash and cash equivalents totaled $5.2 million as of June 30, 2016. Operating cash burn decreased to $2.4 million for the six months ended June 30, 2016 as compared to $5.3 million the prior year period, or 55%. Total principal debt obligations were $12.1 million as of June 30, 2016, a decrease of $12.2 million from June 30, 2015.

Conference Call

The Company will hold an investor conference call to discuss the financial results on Thursday August 11, 2016 at 5:00 PM Eastern Time. The Company invites all interested parties to join the call by dialing Toll Free 877-524-8416, any time after 4:50 p.m. Eastern Time on August 11th. The Conference ID number is 13642503. International callers should dial 412-902-1028. For those who are not available to listen to the live webcast, a digital replay will be archived on the investor relations section of the Amedica website under News/Events.

Non-GAAP Financial Measures

This press release includes the following “non-GAAP financial measures” as defined by the Securities and Exchange Commission (SEC): Adjusted EBITDA and Gross Margin Before deducting the Provision for Excess and Obsolete Inventory. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, Amedica’s ability to accelerate the adoption of silicon nitride, strengthen its balance sheet, expand spine sales, complete the commercial sales expansion strategy during the third quarter with benefits expected to be realized during the fourth quarter of 2016 and into 2017, as well as other references to its market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Amedica Corporation

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$5,155	$11,485
Trade accounts receivable, net of allowance of $26 and $49, respectively	1,950	2,660
Prepaid expenses and other current assets	531	229
Inventories, net	8,144	9,131
Total current assets	15,780	23,505

Property and equipment, net	2,090	2,472
Intangible assets, net	3,437	3,687
Goodwill	6,163	6,163
Other long-term assets	35	35
Total assets	$27,505	$35,862

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,960	$643
Accrued liabilities	3,469	3,421
Current portion of lease liability	19	-
Current portion of long-term debt	10,681	16,365
Total current liabilities	16,129	20,429

Deferred rent	376	432
Long-term debt	469	-
Lease liability, net of current portion	38	-
Other long-term liabilities	166	171
Derivative liabilities	574	598

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 13,306,001 and 10,886,248 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	133	109
Additional paid-in capital	214,609	210,660
Accumulated deficit	(204,989)	(196,537)
Total stockholders’ equity	9,753	14,232
Total liabilities and stockholders’ equity	$27,505	$35,862

Amedica Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss - Unaudited

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Product revenue	$4,023	$4,780	$8,196	$9,523
Costs of revenue	1,017	1,363	1,910	2,885
Gross profit	3,006	3,417	6,286	6,638
Operating expenses:
Research and development	1,553	1,553	3,161	3,396
General and administrative	1,360	1,334	2,922	3,361
Sales and marketing	2,594	3,126	5,188	6,483
Total operating expenses	5,507	6,013	11,271	13,240
Loss from operations	(2,501)	(2,596)	(4,985)	(6,602)
Other income (expense):
Interest expense	(2,353)	(1,134)	(3,253)	(2,234)
Loss on extinguishment of debt	(244)	-	(244)	(79)
Change in fair value of derivative liabilities	35	(923)	24	(1,100)
Loss on extinguishment of derivative liabilities	-	(1,245)	-	(1,261)
Other expense	(1)	(35)	6	(38)
Total other income (expense)	(2,563)	(3,337)	(3,467)	(4,712)
Net loss before income taxes	(5,064)	(5,933)	(8,452)	(11,314)
Provision for income taxes	-	-	-	-
Net comprehensive loss	(5,064)	(5,933)	(8,452)	(11,314)
Other comprehensive loss, net of tax:
Total comprehensive loss	$(5,064)	$(5,933)	$(8,452)	$(11,314)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.40)	$(1.64)	$(0.71)	$(4.16)
Weighted average common shares outstanding:
Basic and diluted	12,761,814	3,622,491	11,981,865	2,717,688

Amedica Corporation

Condensed Consolidated Statements of Cash Flows - Unaudited

(in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flow from operating activities
Net loss	$(8,452)	$(11,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	772	841
Amortization of intangible assets	250	250
Amortization of lease incentive for tenant improvements	10	10
Non cash interest expense	2,365	1,130
Loss on extinguishment of debt	244	79
Stock based compensation	145	704
Change in fair value of derivative liabilities	(24)	1,100
Loss on extinguishment of derivative liabilities	-	1,261
(Gain) loss on disposal of equipment	(7)	4
Provision for inventory reserve	696	625
Bad debt recovery	-	(7)
Changes in operating assets and liabilities:
Trade accounts receivable	711	11
Prepaid expenses and other current assets	(219)	(289)
Inventories	296	556
Accounts payable and accrued liabilities	834	(284)
Net cash used in operating activities	$(2,379)	$(5,323)
Cash flows from investing activities
Purchase of property and equipment	(350)	(417)
Proceeds from sale of property and equipment	23	7
Net cash used in investing activities	$(327)	$(410)
Cash flows from financing activities
Proceeds from the exercise of warrants	1	-
Payments on long-term debt	(3,424)	-
Issuance costs paid for debt	(198)	-
Payments for capital lease	(3)	-
Purchase of treasury stock	-	(120)
Net cash used in financing activities	$(3,624)	$(120)
Net decrease in cash and cash equivalents	(6,330)	(5,853)
Cash and cash equivalents at beginning of period	11,485	18,247
Cash and cash equivalents at end of period	$5,155	$12,394

Reconciliation of Non-GAAP Financial Measures:

To supplement our consolidated statements of operations and comprehensive net loss which are presented in accordance with GAAP, we use certain non-GAAP measures of components of financial performance. Although not measures of financial performance under GAAP, “Adjusted EBITDA” and “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” are provided for the use of investors in understanding our operating results and are not prepared in accordance with, nor do they serve as alternatives to GAAP measures, and may be materially different from similar measures used by other companies. We define “Adjusted EBITDA” as our earnings before deductions for interest, taxes, depreciation, amortization, stock-based compensation, change in fair value of derivative liabilities, and loss on extinguishment of debt. We define “Gross Margin Before Deducting the Provision for Excess and Obsolete Inventory” as our gross margin before deducting the provision for excess and obsolete inventory. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Below is a reconciliation of Adjusted EBITDA to Net Loss for each of the periods presented (in thousands - unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss	(5,064)	(5,933)	(8,452)	(11,314)
Interest expense, net	2,353	1,134	3,253	2,234
Income tax expense	-	-	-	-
Depreciation	383	414	772	841
Amortization	125	125	250	250
Stock-based compensation	57	82	145	704
Change in fair value of derivative liabilities	(35)	923	(24)	1,100
Loss on extinguishment of derivative liabilities	-	1,245	-	1,261
Loss on extinguishment of debt	244	-	244	79
Adjusted EBITDA	$(1,937)	$(2,010)	$(3,812)	$(4,845)

Below is a reconciliation of Gross Profit and Margin to Gross Profit and Margin Before deducting the Provision for Excess and Obsolete Inventory for each of the periods presented (in thousands - unaudited):

	Three Months Ended June 30,
	2016		2015
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross profit and margin	$3,006	75%	$3,417	71%
Provision for excess and obsolete inventory	$323	8%	$326	7%
Gross profit and margin, excluding provision for excess and obsolete inventory	$3,329	83%	$3,743	78%

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Contact:
Mike Houston

VP, Commercialization

801-839-3534

ir@amedica.com